Execution Copy

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of October 9, 2007, is by and among WENTWORTH II, INC., a Delaware corporation (the “Parent”), the stockholders of the Parent signatory hereto (the “Parent Principal Stockholders”), OMNIA LUO GROUP LIMITED., a British Virgin Islands company (the “Company”), and the Shareholders of the Company signatory hereto (the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

BACKGROUND

The Company has 50,000 ordinary shares and 2,147 convertible preferred shares (the “Company Shares”) outstanding, all of which are held by the Shareholders. The Company has outstanding warrants exercisable for ordinary shares of the Company having an aggregate value, based on the per share price paid in the next equity financing of the Company, of $365,940 (the “Company Warrants”). Each of the Shareholders is the record and beneficial owner of the number of Company Shares set forth opposite such Shareholder’s name on Exhibit A. Each of the Shareholders is the record and beneficial owner of the Company Warrants set forth opposite such Shareholder’s name on Exhibit B. Each of the Shareholders has agreed to transfer all of his, her or its (hereinafter “its”) shares of Company Shares in exchange for a number of newly issued shares of Common Stock, $.01 par value, of the Parent (the “Parent Stock”), and that will, in the aggregate, constitute approximately 93.75% of the issued and outstanding capital stock of the Parent on a fully-diluted basis as of and immediately after the Closing (as defined in Section 1.02 hereof), and before giving effect to the Financing (as defined in Section 7.11 hereof). The number of shares of the Parent Stock to be received by each Shareholder shall be as listed opposite such Shareholder’s name on Exhibit A to this Agreement. The Company Warrants will be exchanged for new warrants issued by the Parent exercisable for shares of the Parent Stock at an exercise price and basis set forth on Exhibit B to this Agreement. The aggregate number of shares of the Parent stock that will be reflected on Exhibit A is referred to herein as the “Shares”. Exhibit C sets forth the capitalization of the Parent on a fully-diluted basis as of and immediately after the Closing and before giving effect to the Financing, and the number of shares of the Parent to be held by each of the Shareholders and the Parent Principal Stockholders.

The exchange of Company Shares for the Parent Stock is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986 (the “Code”), as amended or such other tax free reorganization exemptions that may be available under the Code.

The Board of Directors of the Parent and the Company have determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW THEREFORE, the parties agree as follows:

ARTICLE I

Exchange of Shares and Company Warrants

SECTION 1.01. Exchange by Shareholders and Warrantholders. At the Closing (as defined in Section 1.02):

(a) each of the Shareholders shall sell, transfer, convey, assign and deliver to the Parent its Company Shares free and clear of all Liens (as defined in Section 2.01 hereof) in exchange for the Parent Stock listed on Exhibit A opposite such Shareholder’s name; and

(b) each of the Company Warrants shall be exchanged for new warrants issued by the Parent, exercisable (i) for the number of shares of Parent Stock as set forth on Exhibit B, (ii) at an exercise price per share of Parent Stock as set forth on Exhibit B, and (iii) for a two-year period commencing from the date which is the last to occur of both of (x) the closing of the Financing, and (y) the initiation of quotation of the Parent’s Stock on the OTC Bulletin Board or listing of the Parent Stock on NASDAQ, and otherwise having terms and conditions substantially identical to the Company Warrants (the “Parent Warrants”), and upon issuance of the Parent Warrants the Company Warrants shall be canceled.

SECTION 1.02. Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Thelen Reid Brown Raysman & Steiner LLP in New York, NY commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or such other date and time as the parties may mutually determine (the “Closing Date”), but in no event later than December 31, 2007.

ARTICLE II

Representations and Warranties of the Shareholders

Each of the Shareholders hereby severally (and not jointly) represents and warrants to the Parent and the Parent Shareholders with respect to itself, as follows:

SECTION 2.01. Good Title; Validity of Option; Organization. The Shareholder is the record and beneficial owner, and has good title to its Company Shares, with the right and authority to sell and deliver such Company Shares. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the Parent as the new owner of such Company Shares in the share register of the Company, the Parent will receive good title to such Company Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, “Liens”).

SECTION 2.02. Organization. Each Shareholder that is an entity is duly organized and validly existing in its jurisdiction of organization.

SECTION 2.03. Power and Authority. Each Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and the Company and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

SECTION 2.04. No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Shareholder and (iii) will not violate or breach any contractual obligation to which such Shareholder is a party.

SECTION 2.05. No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

SECTION 2.06. Purchase Entirely for Own Account. The Parent Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the distribution of any part thereof, and the Shareholder has no present intention of distributing the Parent Stock, except in compliance with applicable securities laws.

SECTION 2.07. Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Parent.

SECTION 2.08. Non-Registration. The Shareholder understands that the Parent Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.

SECTION 2.09. Restricted Securities. The Shareholder understands that the Parent Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Parent Stock would be acquired in a transaction not involving a public offering. The Shareholder further acknowledges that if the Parent Stock is issued to the Shareholder in accordance with the provisions of this Agreement, such Parent Stock may not be resold without registration under the Securities Act or in transactions exempt from or not subject to the registration requirements of the Securities Act. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.10. Legends. It is understood that the Parent Stock will bear the following legend or one that is substantially similar to the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT THE SELLER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES TO THE EXTENT PERMITTED BY APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

(a) Any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

SECTION 2.11. Accredited Investor. The Shareholder is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Parent Stock.

ARTICLE III

Representations and Warranties of the Company

In order to induce the Parent and the Parent Principal Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, as of the date hereof and as of the Closing Date, the Company hereby represents and warrants to the Parent that the statements contained in this Article III are true and correct, subject to those exceptions set forth in the disclosure schedules attached hereto and delivered to the Parent on the date hereof (the “Company Disclosure Schedule”). The Company Disclosure Schedule with respect to this Article III will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III. Any matter disclosed in a numbered and lettered section of the Company Disclosure Schedule shall be deemed to be disclosed in other locations throughout the Company Disclosure Schedule to the extent such disclosure is reasonably apparent.

SECTION 3.01. Organization, Standing and Power. Each of the Company and its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted and as described in the private placement memorandum used in the Financing (the “PPM”), other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company or any Company Subsidiaries, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the memorandum and articles of association of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement (as so amended, the “Company Constituent Instruments”), and the comparable charter, organizational documents and other constituent instruments of each Company Subsidiary, in each case as amended through the date of this Agreement.

SECTION 3.02. Company Subsidiaries; Equity Interests.

(a) Section 3.02 of the Company Disclosure Schedule lists each Company Subsidiary and its jurisdiction of organization. Except as specified in Section 3.02 of the Company Disclosure Schedule or as stated below in this Section 3.02(a), all the outstanding shares of capital stock or equity investments of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens.

(b) Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03. Capital Structure.

The authorized capital stock of the Company consists of 60,000 ordinary shares, and 6,000 preferred shares, each $1.00 par value, of which 50,000 ordinary shares and 2,147 preferred shares are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than up to $365,940 in value, based on the per share price paid in the next equity financing of the Company, of ordinary shares reserved for issuance upon exercise of the Company Warrants. The Company has issued, and there are currently outstanding, warrants to purchase up to $365,940 in value, based on the per share price paid in the next equity financing of the Company, of ordinary shares of the Company. All outstanding shares of the capital stock of the Company and each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands, the Company Constituent Instruments or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. Except as set forth in this Section 3.03 and in Section 3.03 of the Company Disclosure Schedule, there are not any bonds, debentures, notes or other indebtedness of Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares or the common stock of any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company or of any Company Subsidiary. Except as set forth in Section 3.03 of the Company Disclosure Schedule, as of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

SECTION 3.05. No Conflicts; Consents.

(a) Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Constituent Instruments or the comparable charter or organizational documents of any Company Subsidiary, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule and except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “blue sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.06. Taxes.

(a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b) The Company Financial Statements (as defined in Section 3.15) reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.07. Benefit Plans.

(a) Except as set forth in Section 3.07 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has or maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”). Except as set forth in Section 3.07 of the Company Disclosure Schedule, as of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy.

(b) Since December 31, 2006, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plan.

SECTION 3.08. Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Company Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 3.09. Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.09 of the Company Disclosure Schedule, the Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law. This Section 3.09 does not relate to matters with respect to Taxes, which are the subject of Section 3.06.

SECTION 3.10. Brokers; Schedule of Fees and Expenses. Except as disclosed in Section 3.10 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.11. Contracts. Except as disclosed in Section 3.11 of the Company Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.12. Title to Properties. Except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not own any real property. Each of the Company and the Company Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in Section 3.12 of the Company Disclosure Schedule and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

SECTION 3.13. Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. Section 3.13 of the Company Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. There are no claims pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

SECTION 3.14. Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

SECTION 3.15. Financial Statements. Prior to the Closing the Company will deliver to the Parent its audited consolidated financial statements for the fiscal years ended December 31, 2006 and unaudited consolidated financial statements for the three months and six months ended June 30, 2007 (collectively, the “Company Financial Statements”) for the Company and the Company Subsidiaries. Upon delivery, the Company Financial Statements will have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated and in respect of interim periods subject to year end adjustments. The Company Financial Statements will fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, indicated therein. The Company will not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2006, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under U.S. generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.

SECTION 3.16. Insurance. The Company and the Company Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and The Company Subsidiaries are engaged and in the geographic areas where they engage in such businesses. The Company has no reason to believe that it will not be able to renew its and the Company Subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such subsidiaries’ respective lines of business.

SECTION 3.17. Transactions With Affiliates and Employees. Except as set forth in Section 3.17 of the Company Disclosure Schedule and Company Financial Statements, none of the officers or directors of the Company or any Company Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Company Subsidiary, or members of the immediate families of such officers or directors, is presently a party to any transaction with the Company or any Company Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.18. Internal Accounting Controls. The Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures for the Company and the Company Subsidiaries and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the officers by others within those entities. The Company's officers have evaluated the effectiveness of the Company's controls and procedures. Since December 31, 2006, there have been no significant changes in the Company’s internal controls or, to the Company's knowledge, in other factors that could significantly affect the Company's internal controls.

SECTION 3.19. Solvency. Based on the financial condition of the Company and the Company Subsidiaries as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company's and the Company Subsidiaries’ fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's and the Company’s Subsidiaries’ existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company's and the Company’s Subsidiaries’ assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company and the Company Subsidiaries, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company and the Company Subsidiaries, together with the proceeds the Company and the Company Subsidiaries would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Neither the Company nor the Company Subsidiaries intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

SECTION 3.20. Application of Takeover Protections. The Company and the Company Subsidiaries have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's or the Company’s Subsidiaries’ charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

SECTION 3.21. No Additional Agreements. Neither the Company nor any Company Subsidiary has any agreement or understanding with any Shareholder with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 3.22. Investment Company. Neither the Company nor any Company Subsidiary is, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.23. Disclosure. All disclosure provided to the Parent regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.24. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the notice that is required to be sent to the stockholders of the Parent pursuant to Rule 14f-1 (the “14f-1 Notice”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will, at the date it is first mailed to the Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 3.25. Absence of Certain Changes or Events. Except as disclosed in the Company Financial Statements or in Section 3.25 of the Company Disclosure Schedule, from December 31, 2006 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company or any Company Subsidiary, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c) any waiver or compromise by the Company or any Company Subsidiary of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or any Company Subsidiary, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e) any material change to a material Contract by which the Company or any Company Subsidiary or any of its respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Company Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or such Company Subsidiary’s ownership or use of such property or assets;

(g) any loans or guarantees made by the Company or any Company Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of the Company’s or any Company Subsidiary’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any shares of Company Shares;

(j) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Company Shares option plans; or

(k) any arrangement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 3.25.

SECTION 3.26. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, the Company Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 (or any form substituting therefor or the equivalent thereof) filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced or will not be publicly announced in the current report on Form 8-K that will be filed by the Parent at the Closing.

SECTION 3.27. Foreign Corrupt Practices. Neither the Company, nor any Company Subsidiaries, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary has, in the course of its actions for, or on behalf of, the Company or any Company Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV

Representations and Warranties of the Parent and the Parent Stockholders

In order to induce the Company and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, as of the date hereof and as of the Closing Date, (i) the Parent hereby represents and warrants to each of the Shareholders and the Company that the statements contained in this Article IV are true and correct subject to those exceptions set forth in the disclosure schedules attached hereto and delivered to the Company on the date hereof (the “Parent Disclosure Schedule”), (ii) the Parent Stockholders jointly and severally with the Parent, hereby represent and warrant to each of the Shareholders and the Company that the statements contained in Sections 4.01, 4.02, 4.03, 4.04 and 4.05 of this Article IV are true and correct subject to those exceptions set forth in the Parent Disclosure Schedules, (iii) each Parent Stockholder, severally, and not jointly with the other Parent Stockholder or the Company, hereby represents and warrants to each of the Shareholders and the Company that the statements contained in Section 4.29 of this Article IV relating solely to such Parent Stockholder are true and correct subject to those exceptions set forth in the Parent Disclosure Schedules, and (iv) Timothy Keating, jointly and severally with the Parent, hereby represents and warrants to each of the Shareholders and the Company that the statements contained in Section 4.06 of this Article IV are true and correct subject to those exceptions set forth in the Parent Disclosure Schedules. The Parent Disclosure Schedule with respect to this Article IV will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV. Any matter disclosed in a numbered and lettered section of the Parent Disclosure Schedule shall be deemed to be disclosed in other locations throughout the Parent Disclosure Schedule to the extent such disclosure is reasonably apparent.

SECTION 4.01. Organization, Standing and Power. (i) The Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on such company, a material adverse effect on the ability of such company to perform its obligations under this Agreement or on the ability of such company or the Parent to consummate the Transactions (a “Parent Material Adverse Effect”). The Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered to the Company true and complete copies of the certificate or articles of incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

SECTION 4.02. Subsidiaries; Equity Interests. The Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 4.03. Capital Structure. The authorized capital stock of the Parent consists of 40,000,000 shares of the Parent Common Stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value. As of the date hereof (i) 1,120,000 shares of the Parent Common Stock are issued and outstanding, (ii) no shares of preferred stock are outstanding and (iii) no shares of the Parent Common Stock or preferred stock are held by the Parent in its treasury. Except as set forth above, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound. Except as disclosed in Section 4.03 of the Parent Disclosure Schedule, there are not any bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of the Parent may vote (“Voting Debt”). Except as set forth above or in Section 4.03 of the Parent Disclosure Schedule, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which such entity is bound (i) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, such entity or any Voting Debt, (ii) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent. As of the date of this Agreement, except as disclosed in Section 4.03 of the Parent Disclosure Schedule, there are not any outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent. Except as set forth in Schedule 4.03 of the Parent Disclosure Schedule, the Parent is not a party to any agreement granting any securityholder of such entity the right to cause the such entity to register shares of the capital stock or other securities of the Parent held by such securityholder under the Securities Act. The stockholder list to be provided at closing to the Company shall be a current shareholder list generated by its stock transfer agent, and such list shall accurately reflect all of the issued and outstanding shares of the Parent’s Common Stock.

SECTION 4.04. Authority; Execution and Delivery; Enforceability. The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the Transactions have been duly authorized and approved by the Board of Directors and the shareholders of the Parent, and no other corporate proceedings on the part of the Parent is necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Parent and the Parent Stockholders, enforceable against them in accordance with the terms hereof.

SECTION 4.05. No Conflicts; Consents.

(a) Except as set forth in Section 4.05(a) of the Parent Disclosure Schedule, the execution and delivery by the Parent and the Parent Stockholders of this Agreement, does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of any of the Parent or the Parent Stockholders under, any provision of (i) Parent Charter, Parent Bylaws, (ii) any material Contract to which any of the Parent, or Parent Stockholders is a party or by which any of their properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to any of the Parent or Parent Stockholders or their properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to any of the Parent or Parent Stockholders in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the (A) filing with the SEC of a 14f-1 Notice and (B) filing with the SEC of reports under Sections 13 and 16 of the Exchange Act, and (C) filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

SECTION 4.06. SEC Documents; Undisclosed Liabilities.

(a) The Parent has filed all reports, schedules, forms, statements and other documents required to be filed by the Parent with the SEC since December 31, 2003, pursuant to Sections 13(a), 14 (a) and 15(d) of the Exchange Act (the “Parent SEC Documents”).

(b) As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principals (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the Parent SEC Documents, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto. Section 4.06(c) of the Parent Disclosure Schedule, sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the Parent) due after the date hereof. As of the date hereof the Parent has total liabilities of less than $10,000, all of which liabilities shall be paid off at or prior to the Closing and shall in no event remain liabilities of the Parent, the Company or the Shareholders following the Closing.

(d) Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the Parent SEC Documents or in Section 4.06(d) of the Parent Disclosure Schedule, the Parent has not changed its auditors and the Parent does not have pending before the SEC any request for confidential treatment of information.

SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to the Parent’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.08. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents or in Section 4.08 of the Parent Disclosure Schedule, from the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, the Parent has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(c) any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e) any material change to a material Contract by which the Parent or any of their assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of the Parent;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Parent’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

(k) any alteration of the Parent’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Parent stock option plans; or

(m) any arrangement or commitment by the Parent to do any of the things described in this Section 4.08.

SECTION 4.09. Taxes.

(a) The Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all Taxes payable by the Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent. The Parent is not bound by any agreement with respect to Taxes.

SECTION 4.10. Absence of Changes in Benefit Plans. From the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Parent of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Parent (collectively, “Parent Benefit Plans”). As of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy.

SECTION 4.11. ERISA Compliance; Excess Parachute Payments. The Parent does not, and since their inception has never had, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of the Parent.

SECTION 4.12. Litigation. Except as disclosed in the Parent SEC Documents or in Section 4.12 of the Parent Disclosure Schedule, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect. There has not been, and to the knowledge of the Parent, there is not pending any investigation by the SEC involving the Parent or any current or former director or officer of the Parent (in his or her capacity as such). The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Parent under the Exchange Act or the Securities Act. Neither the Parent nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 4.13. Compliance with Applicable Laws. Except as disclosed in the Parent SEC Documents or in Section 4.13 of the Parent Disclosure Schedule, the Parent is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Parent SEC Documents or in Section 4.13 of the Parent Disclosure Schedule, the Parent has not received any written communication during the past two years from a Governmental Entity that alleges that such Company is not in compliance in any material respect with any applicable Law. The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Parent Material Adverse Effect. This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.09.

SECTION 4.14. Contracts. Except as disclosed in the Parent SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole. The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 4.15. Title to Properties. The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens other than those set forth in Section 4.15 of the Parent Disclosure Schedule, and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted. The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Parent enjoys peaceful and undisturbed possession under all such material leases.

SECTION 4.16. Intellectual Property. The Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of its business taken as a whole. Section 4.16 of the Parent Disclosure Schedule, sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole. Except as set forth in Section 4.16 of the Parent Disclosure Schedule, no claims are pending or, to the knowledge of the Parent, threatened that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Parent, no person is infringing the rights of the Parent with respect to any Intellectual Property Right.

SECTION 4.17. Labor Matters. There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound. No material labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent.

SECTION 4.18. Market Makers. The Parent has made arrangements with at least two market makers for its common shares, subject to the effectiveness of Form 211 to initiate quotations on the OTC Bulletin Board, and such market makers have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of the Parent.

SECTION 4.19. Transactions With Affiliates and Employees. Except as set forth in the Parent SEC Documents and in Section 4.19 of the Parent Disclosure Schedule, none of the officers or directors of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 4.20. Internal Accounting Controls. The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Parent has established disclosure controls and procedures for it and designed such disclosure controls and procedures to ensure that material information relating to it is made known to the officers by others within those entities. The Parent's officers have evaluated the effectiveness of the controls and procedures. Since December 31, 2004, there have been no significant changes in the internal controls or, to the Parent's knowledge, in other factors that could significantly affect the internal controls.

SECTION 4.21. Solvency. Based on the financial condition of the Parent as of the closing date (and assuming that the closing shall have occurred), (i) the Parent’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of such company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Parent’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by such company, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Parent, together with the proceeds such company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Parent does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

SECTION 4.22. Application of Takeover Protections. The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent's charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

SECTION 4.23. No Additional Agreements. The Parent does not have any agreement or understanding with the Shareholders with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

SECTION 4.24. Investment Company. The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.25. Disclosure. All disclosure provided to the Company and the Shareholders regarding the Parent and the Parent Stockholders, their business and the transactions contemplated hereby, furnished by or on behalf of such companies (including the their representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.26. Certain Registration Matters. Except as specified in Section 4.26 of the Parent Disclosure Schedule, and Parent SEC Documents, the Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of the Parent registered with the SEC or any other governmental authority that have not been satisfied.

SECTION 4.27. Listing and Maintenance Requirements. The Parent has no reason to believe that it will not in the foreseeable future be able to comply with the listing and maintenance requirements for continued listing of the Parent Stock on the trading market on which the Parent Stock are currently proposed to be listed or quoted. The issuance and sale of the Shares under this Agreement would not contravene the rules and regulations of the trading market on which the Parent Stock are currently proposed to be listed or quoted, and no approval of the stockholders of the Parent is required for the Parent to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

SECTION 4.28. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Parent or its respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Parent under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Parent of its Common Stock and which has not been publicly announced will not be publicly announced in the current report on Form 8-K that will be filed by the Parent at the Closing.

SECTION 4.29. Foreign Corrupt Practices. Neither the Parent, or any Parent Stockholder, nor, to the Parent’s or any Parent Stockholder’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Parent has, in the course of its actions for, or on behalf of, the Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE V

Deliveries

SECTION 5.01. Deliveries of the Shareholders.

(a) Concurrently herewith each Shareholder is delivering to the Parent this Agreement executed by such Shareholder.

(b) At or prior to the Closing, each Shareholder shall deliver to the Parent:

(i) certificates representing its Company Shares; and

(ii) duly executed stock powers or transfer form for transfer by the Shareholder of its Company Shares to the Parent.

SECTION 5.02. Deliveries of the Parent and Parent Stockholders.

(a) Concurrently herewith, the Parent and the Parent Stockholders, as applicable are delivering:

(i) to each Shareholder and to the Company, a copy of this Agreement executed by the Parent and the Parent Stockholders;

(ii) to the Company, certificates from the Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent approving the Agreement and the Transactions, are all true, complete and correct and remain in full force and effect.

(b) At or prior to the Closing, the Parent shall deliver:

(i) to the Company, a letter of resignation of each of the executive officers of the Parent from all offices that they hold with the Parent effective upon the Closing;

(ii) to the Company, a letter of resignation of each individual acting as a director, other than of Kevin Keating, from their position as a director of the Parent, effective upon the Closing;

(iii) to the Company, a letter of resignation of Kevin Keating from his position as director of the Parent that will become effective upon the 10th day following the mailing by the Parent to its stockholders the 14f-1 Notice;

(iv) to the Company, evidence of the election of the executive officers of the Company as executive officers of the Parent effective as of the Closing, including the election of Ms. Zheng Luo as a director and as the Chairman and Chief Executive Officer of the Parent effective upon the Closing;

(v) to the Company, such pay-off letters and releases relating to liabilities as the Company shall request and such pay-off letters and releases shall be in form and substance satisfactory to the Company;

(vi) to the Company the results of UCC, judgment lien and tax lien searches with respect to the Parent, the results of which indicate no liens on the assets of the Parent;

(vii) to the Company, originals or certified copies of all existing corporate records, accounting books and records (including without limitation, journals, schedules, work papers, breakdowns, software records), lists of bank accounts and signatories thereon, locations of safe deposit boxes with a list of signatories, the name, address, contact numbers and contact persons of the Parent’s current independent auditors and controller and chief financial officer, and all other administrative and financial documentation, files, records of the Parent;

(viii) to the Company a completed Form 211 to initiate quotations on the OTC Bulletin Board, with any and all attachments required pursuant thereto, in a format that is ready for submission to FINRA; and

(c) At the Closing, the Parent shall deliver:

(i) to each Shareholder, certificates representing the Shares of Parent Common Stock issued to such Shareholder as set forth on Exhibit A;

(ii) to each Shareholder who is a former holder of convertible preferred shares of the Company and/or a holder of Company Warrants, a duly signed Registration Rights Agreement (as defined in Section 6.01(n)) and new warrant issued by the Parent;

(iii) to each Shareholder, a copy of an Assignment and Assumption Agreement between the Parent and the Company, pursuant to which the Parent assumes obligations of the Company under existing agreements (as and to the extent modified by amendments thereto) between the Company and certain of its Shareholders, as modified by this Agreement; and

(iv) to the Company, consent letters of the accounting firms of Parent confirming each such firm’s respective consent to the use by the Parent of reports prepared by such firm regarding the financial statements of the Parent in all future registration statements filed with the SEC.

SECTION 5.03. Deliveries of the Company.

(a) Concurrently herewith, the Company is delivering to the Parent:

(i) this Agreement executed by Company; and

(ii) a certificate from the Company, signed by its authorized officer certifying that the attached copies of the Company Constituent Instruments and resolutions of the Board of Directors of the Company approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(b) At or prior to the Closing, the Company shall deliver:

(i) To the Parent, a form of Current Report on Form 8-K, which is substantially in the form to be filed, which includes the financial statements and pro forma financial statements required by the Form 8-K for a reverse merger - shell transaction, together with a signed audit report of the independent accountants for the Company;

(ii) To the Parent, the executed agreement or agreements of the holders of its preferred shares, which agreement shall be conditional upon the Closing and their becoming a party to the registration rights agreement between the Parent and the investors in the Financing on a basis pari passu with such investors, agreeing to the (A) conversion of their preferred shares to ordinary shares of the Company, and (B) termination of the shareholders agreement among such holders of preferred shares, the other Shareholders and the Company;

(iii) To the Parent, the agreement of the Company’s principal Shareholder and chief executive officer, Ms. Zheng Luo, with respect to non-competition with the Parent during her employment with the Parent, the Company’s operating subsidiary or any other subsidiary of the Parent, and for a five-year period thereafter, and certain other matters, substantially in the form of Exhibit D hereto; and

(iv) To the Parent, a copy of a fully-executed after-market support agreement with After Market Support, LLC (“AMS”), and confirmation that $500,000 has been deposited by or on behalf of the Company in a segregated U.S. account and dedicated to the funding of future payments for services under that agreement with AMS.

ARTICLE VI

Conditions to Closing

SECTION 6.01. Shareholder and Company Conditions Precedent. The obligations of the Shareholders and the Company to enter into and complete the Closing is subject, at the option of the Shareholders and the Company, to the fulfillment on or prior to the Closing Date of the following conditions.

(a) Representations and Covenants. The representations and warranties of the Parent and Parent Stockholders contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Parent and Parent Stockholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such parties on or prior to the Closing Date. The Parent and each Parent Stockholder shall have delivered to the Shareholders and the Company, a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent, Parent Stockholders, or the Company.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2006 which has had or is reasonably likely to cause a Parent Material Adverse Effect.

(d) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Company and the Parent, on a fully-diluted basis, shall be as set forth on Exhibit C.

(e) SEC Reports. The Parent shall have filed all reports and other documents required to be filed by the Parent under the U.S. federal securities laws through the Closing Date. If the Closing occurs after November 13, 2007, the Parent shall have filed the Quarterly Report for the calendar quarter ended September 30, 2006 with the SEC.

(f) OTCBB Quotation. If the Form 211 was filed with FINRA and the Parent common stock was quoted on the Over-the-Counter Bulletin Board, no reason shall exist as to why such status would not be able to continue immediately following the Closing.

(g) Deliveries. The deliveries specified in Section 5.02 shall have been made by the Parent.

(h) Satisfactory Completion of Due Diligence. The Company and the Shareholders shall have completed their legal, accounting and business due diligence of the Parent and the results thereof shall be satisfactory to the Company and the Shareholders in their sole and absolute discretion.

(i) Delivery of Audit Report and Financial Statements. The Parent shall have completed the consolidated financial statements of the Parent included in the Parent SEC Documents and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the fiscal years ended December 31, 2005 and 2006.

(j) Completion of Financing. The Financing (as defined in Section 7.11 below) shall have been completed or shall be completed simultaneously with the Closing.

(k) Delivery of PRC and BVI Legal Opinions. The Company shall have received opinions from the Company’s legal counsel in the People’s Republic of China and BVI with respect to certain matters and that are otherwise satisfactory to the Company.

(l) Derivative Securities. Any issued and outstanding options, convertible notes or other securities of the Parent that are exercisable or exchangeable for or convertible into, Parent Common Stock shall have been exercised, converted or exchanged for Parent Common Stock in a manner satisfactory to the Company and the Shareholders.

(m) Form 211. The Shareholders and the Company shall have received a completed Form 211 to initiate quotations on the OTC Bulletin Board, with any and all attachments required pursuant thereto, in a format that is ready for submission to FINRA, accompanied by a letter from a registered broker-dealer dated as of no more than five business days prior to the Closing, identifying itself as a prospective market-maker in the Parent Common Stock and confirming its readiness to so submit such Form 211 immediately following the Closing.

(n) Registration Rights Agreement. The Parent shall have entered into a registration rights agreement with the Shareholders who are former holders of company convertible preferred shares, the Stockholders of the Parent and the investors in the Financing, and the form and substance of such registration rights agreement (the “Registration Rights Agreement”) shall be reasonably satisfactory to the Company and the Shareholders.

(o) Lock-up Agreements. The Parent Stockholders and certain other stockholders of the Parent affiliated or associated with Keating Securities, LLC shall have entered into individual lock-up agreements with the Parent, on terms and conditions reasonably satisfactory to the Company.

(p) Assignment and Assumption Agreement. The Parent shall have entered into an Assignment and Assumption Agreement between the Parent and the Company, pursuant to which the Parent assumes obligations of the Company under existing agreements (as and to the extent modified by amendments thereto) between the Company and certain of its Shareholders, as modified by this Agreement.

(q) New Parent Warrants. The Parent shall have issued new warrants exercisable for shares of the Parent Stock at an exercise price and basis set forth on Exhibit B hereto, in exchange for and upon receipt and cancellation of the respective recipient holder’s Company Warrants.

SECTION 6.02. Parent Conditions Precedent. The obligations of the Parent and the Parent Stockholders to enter into and complete the Closing is subject, at the option of the Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

(a) Representations and Covenants. The representations and warranties of the Shareholders and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and the Company on or prior to the Closing Date. The Company shall have delivered to the Parent, if requested, a certificate, dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2006 which has had or is reasonably likely to cause a Company Material Adverse Effect.

(d) Deliveries. The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Shareholders and the Company, respectively.

(e) Audited Financial Statements and Form 10 Disclosure. The Company shall have provided the Parent and the Parent Stockholders with reasonable assurances that the Parent will be able to comply (within one (1) business day following the Closing) with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite audited consolidated financial statements of the Company and the requisite Form 10-type disclosure regarding the Company.

(f) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Company and the Parent, on a fully-diluted basis, shall be set forth on Exhibit C.

(g) Satisfactory Completion of Due Diligence. The Parent shall have completed its legal, accounting and business due diligence of the Company and the Shareholders, including receipt of a legal due diligence report by the Company’s legal counsel in the People’s Republic of China, and the results thereof and such report shall be satisfactory to the Parent in its sole and absolute discretion.

(h) Delivery of Audit Report and Financial Statements. The Company shall have completed the Company Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the fiscal years ended December 31, 2006 and the unaudited consolidated financial statements for the quarter ended June 30, 2007. The form and substance of the Company Financial Statements shall be satisfactory to the Parent in its sole and absolute discretion.

(i) Completion of Financing. The Financing (as defined in Section 7.11 below) shall have been completed and fully funded out of escrow or shall be completed and fully funded, to or for the account of the Parent free of any placement-related escrow, simultaneously with the Closing, including establishment of all make-good provisions and escrows related thereto contemplated by the PPM.

(j) Delivery of PRC and BVI Legal Opinion. The Parent shall have received opinions from the Company’s legal counsel in the People’s Republic of China and BVI with respect to certain matters and that are otherwise satisfactory to the Parent and the investors investing in the Financing.

(k) Derivative Securities. Any issued and outstanding options, convertible notes or other securities of the Parent that are exercisable or exchangeable for or convertible into, Parent Common Stock shall have been exercised, converted or exchanged for Parent Common Stock in a manner satisfactory to the Parent and the investors in the Financing.

(l) Assignment and Assumption Agreements. The Parent and the Company’s operating subsidiary shall have entered into such assignment and assumption agreements with respect to certain contractual rights held by the operating subsidiary, as the Parent and the Company, with the advice of their respective legal and tax counsel in the United States and China, mutually determine to be reasonable and appropriate for the protection of value to the Parent and its stockholders following the Closing.

(m) Registration Rights Agreement. The Shareholders, the Stockholders of the Parent and the investors in the Financing shall have entered into the Registration Rights Agreement with the Parent, the form and substance of the Registration Rights Agreement shall be reasonably satisfactory to the Parent and the investors in the Financing, and the Parent shall be reasonably satisfied that the Company has in its possession or has prompt access to all business and financial information and data that might reasonably be required to be included in the registration statement required to be filed by the Registration Rights Agreement, including such additional information as may reasonably be requested by the SEC following initial review by the staff of the SEC of such registration statement.

ARTICLE VII

Covenants

SECTION 7.01. Preparation of the 14f-1 Notice; Blue Sky Laws

(a) As soon as possible following the Closing and in any event, within two business days thereafter, the Company and Parent shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. The Parent shall cause the 14f-1 Notice to be mailed to the Parent’s stockholders as promptly as practicable thereafter.

(b) Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Stock in connection with this Agreement.

SECTION 7.02. Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 7.03. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 7.04. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

SECTION 7.05. Conduct of Business.  During the period from the date hereof through the Closing Date, Parent and the Company shall carry on their respective businesses in the ordinary and usual course consistent with past practice.

SECTION 7.06. Exclusivity. The Parent shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of the Parent, or any assets of the Parent (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. The Parent shall notify the Company immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 7.07. Filing of 8-K and Press Release. Parent shall file, within one business day of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of the Company and the requisite Form 10 disclosure regarding the Company. In addition, the Parent shall issue a press release prior to 9:30 a.m. (New York Time) on the business day following the Closing Date, announcing the closing of the transaction.

SECTION 7.08. Furnishing of Information. As long as any Shareholder owns the Shares, the Parent covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to the Exchange Act. As long as any Shareholder owns Shares, if the Parent is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholders and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell the Shares under Rule 144. The Parent further covenants that it will take such further action as any holder of Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

SECTION 7.09. Access. Each Party shall permit representatives of each other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

SECTION 7.10. Preservation of Business. From the date of this Agreement until the Closing Date, each of the Company and the Parent shall operate only in the ordinary and usual course of business consistent with past practice (provided, however, that Parent shall not issue any securities without the prior written consent of the Company), and shall use reasonable commercial efforts to (a) preserve intact its respective business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its respective business, and (c) not permit any action or omission which would cause any of its respective representations or warranties contained herein to become inaccurate or any of its respective covenants to be breached in any material respect.

SECTION 7.11. Financing. Parent shall use commercially reasonable efforts to raise at least $4 million in an equity financing with accredited investors on terms that are satisfactory to the Company and the Shareholders (the “Financing”), which Financing shall be consummated simultaneously with the Closing.

SECTION 7.12. Change of Name. As soon as practicable following the Closing, but in any event within 60 days following the Closing, the Parent will change its name to OmniaLuo, Inc. In connection with such name change the Parent shall comply with all applicable federal securities laws and effect any and all required filings and mailings, including, without limitation, the filing of preliminary and definitive information statements on Schedule 14C or Schedule 14A, as applicable, and the mailing of the same to the stockholders of the Parent as and to the extent required by applicable federal securities laws

SECTION 7.13. Filing of Registration Statement. Following the Closing, the Parent shall comply with its obligations under the Registration Rights Agreement, including, without limitation, filing a registration statement with the SEC covering the resale of securities specified in the Registration Rights Agreement to be so included, within 30 days of the Closing. The Parent shall maintain in its possession or shall have prompt access to all historical business and financial information and data that might reasonably be required to be included in the registration statement required to be filed by the Registration Rights Agreement, including such additional information as may reasonably be requested by the SEC following initial review by the staff of the SEC of such registration statement.

SECTION 7.14. Corporate Governance. In addition to complying with its reporting and other obligations under the U.S. federal securities, the Parent will: (i) subject to identification and availability of qualified candidates, cause, within 90 days following the Closing, a majority of the members of its Board of Directors to be “independent” as defined under the NASDAQ listing requirements; and (ii) otherwise satisfy, within 90 days following the Closing, the corporate governance requirements relating to Board and Board committee composition, process and decision-making, and approval of related-party transactions applicable to a NASDAQ-listed company.

SECTION 7.15. NASDAQ Listing Application. The Parent will: (i) use its commercially reasonable best efforts to meet the initial listing requirements of the NASDAQ Capital Market, and (ii) assuming it meets or can reasonably be expected to then meet all quantitative listing requirements of the NASDAQ Capital Market, within 180 days of the Closing, prepare and file with NASDAQ an initial listing application with respect to its Common Stock.

SECTION 7.16. Chief Financial Officer. The Parent will, within 60 days following the Closing, hire as a full-time chief financial officer a qualified individual with adequate experience and skills who is bilingual (English and Chinese).

ARTICLE VIII

Indemnification

SECTION 8.01. General Indemnification Provision. The Parent and the Parent Stockholders (the “Indemnifying Parties”) shall jointly and severally, as further set forth below, indemnify, defend and hold each of the Company and each Shareholder, their affiliates and their respective officers, directors, partners (general and limited), employees, agents, attorneys successors and assigns (each an “Indemnified Party”) harmless from and against all Losses incurred or suffered by a Indemnified Party as a result of the breach of any of the representations and warranties made by such party, covenants or agreements made by the Parent and the Parent Stockholders in this Agreement. With respect to the representations and warranties made by each Indemnifying Party, such parties joint and several liability with respect to such representations and warranties shall be as set forth in the introductory paragraph to Article IV.

SECTION 8.02. Indemnification Principles. For purposes of this Article VIII, “Losses” shall mean each and all of the following items: claims, losses (including, without limitation, losses of earnings), liabilities, obligations, payments, damages (actual, punitive or consequential), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and reasonable fees, expenses and disbursements of counsel, consultants and other experts).

SECTION 8.03. Claim Notice; Right to Defend. The Indemnified Party shall promptly upon becoming aware of the facts indicating that a claim for indemnification may be warranted, give to the Indemnifying Party a claim notice relating to such Loss (a “Claim Notice”). Each Claim Notice shall specify the nature of the claim and, if possible, the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice and no failure to include any specific information relating to the claim (such as the amount or estimated amount thereof) shall affect the obligation of the Indemnifying Party unless such failure materially and adversely prejudices the Indemnifying Party. If such Loss relates to the commencement of any action or proceeding by a third person, the Indemnified Party shall give a Claim Notice to the Indemnifying Party regarding such action or proceeding and the Indemnifying Party shall be entitled to participate therein to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After the delivery of notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such action or proceeding, the Indemnifying Party shall not be liable (except to the extent the proviso to this sentence is applicable, in which event it will be so liable) to the Indemnified Party under this Article VIII for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, provided that each Indemnified Party shall have the right to employ separate counsel to represent it and assume its defense (in which case, the Indemnifying Party shall not represent it) if (i) upon the advice of counsel, the representation of both parties by the same counsel would result in an actual conflict of interest, or (ii) in the event the Indemnifying Party has not assumed the defense thereof within 10 days of receipt of notice of such claim or commencement of action, and in which case the fees and expenses of one such separate counsel shall be paid by the Indemnifying Party. If the Indemnifying Party so assumes the defense thereof, it may not agree to any settlement of any such claim or action as the result of which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party. In any action hereunder as to which the Indemnifying Party has assumed the defense thereof with counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the Indemnifying Party shall not be obligated hereunder to reimburse the Indemnified Party for the costs thereof.

SECTION 8.04. No Claims Against Parent. Notwithstanding any other provision in this Article VIII or this Agreement, no Parent Stockholder shall have the right to make any claims against the Parent in connection with any amounts paid by such Parent Stockholder in connection this Article VIII. Each Parent Stockholder hereby waives any and all contribution claims it may have against the Parent in connection with the Article VIII.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent or the Parent Stockholders, to:

Wentworth II, Inc.
c/o Keating Securities, LLC
5251 DTC Parkway, Suite 1090
Greenwood Village, CO 80111
Facsimile: (772) 231-5947
Attention: Timothy L. Keating

If to the Company or the Shareholders, to:

Omnia Luo Group Limited
Room 101, Building E6,
Huaqiaocheng East Industrial Park
Nanshan District, Shenzhen, 518053
The People’s Republic of China
Facsimile: 86-755-8242-6695
Attention: Chief Financial Officer

with a copy to:

Thelen Reid Brown Raysman & Steiner LLP
875 Third Avenue
New York, NY 10022
Attention: David M. Warburg, Esq.
Facsimile: (212) 603-2214

SECTION 9.02. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and the Shareholders holding (or entitled to receive hereunder) a majority of the Shares. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of any transaction document unless the same consideration is also offered and paid to all Shareholders who then hold Shares (or are entitled to receive Shares hereunder).

SECTION 9.03. Termination.

(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

(i) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) The Parent may terminate this Agreement by giving written notice to the Company and the Shareholders at any time prior to the Closing (A) in the event the Company or the Shareholders have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Parent has notified the Company and/or the Shareholders of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach, or (B) if the Closing shall not have occurred on or before ninety days after the date of this Agreement by reason of the failure of any condition precedent under Section 6.02 hereof (unless the failure results primarily from the Parent itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) The Company may terminate this Agreement by giving written notice to the Parent at any time prior to the Closing (A) in the event the Parent has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified the Parent of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach or (B) if the Closing shall not have occurred on or before ninety days after the date of this Agreement, by reason of the failure of any condition precedent under Section 6.01 hereof (unless the failure results primarily from the Company or the Shareholders themselves breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.03(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.

SECTION 9.04. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 9.05. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, Parent and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 9.06. Independent Nature of Shareholders' Obligations and Rights. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the per-formance of the obligations of any other Shareholder under this Agreement. The decision of each Shareholder to acquire Shares pursuant to this Agreement has been made by such Stock-holder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partner-ship, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Shareholder acknowledges that no other Shareholder has acted as agent for such Shareholder in connection with making its investment hereunder and that no Shareholder will be acting as agent of such Shareholder in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement. Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose. Each of the Company and Parent ac-knowledge that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

SECTION 9.07. Limitation of Liability. Notwithstanding anything herein to the contrary, each of the Parent and the Company acknowledge and agree that the liability of a Shareholder arising directly or indirectly, under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

SECTION 9.08. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 9.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.10. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 9.11. Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule and the Parent Disclosure Schedule, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 9.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Transactions.

SECTION 9.13. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

The Parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

The Parent:

WENTWORTH II, INC.

By:
Name: Kevin R. Keating Title: President

The Parent Stockholders:

Timothy Keating

Luca Toscani

The Company:

OMNIA LUO GROUP LIMITED

By:
Name: Title:

The Shareholders:

Luo Zheng

Luo Xiaoyin

Fang Wen Bin

Sun Yuhua

Kong Amy Wai Man Ng

Cheung Fung Ngor

Law Lai Ping Cindy

Cheng Chun Hung

Richard J. Bell

Robert S. Searle

Willard T. Wolff

JAIC-CROSBY Greater China Investment Fund Limited

By:
Name:
Title:

EXHIBIT A

Name and Address of Shareholder	Number of Shares of Company Shares Being Exchanged		Percentage of Total Company Shares Represented By Shares Being Exchanged	Number of Shares of Parent Stock to be Received by Shareholder
Luo Zheng	23,970		45.63%	7,666,311
Luo Xiaoyin	16,920		32.21	5,411,514
Fang Wen Bin	3,570		6.80	1,141,791
Kong Amy Wai Man Ng	3,000		5.71	959,488
Sun Yuhua	2,540		4.84	812,367
JAIC-CROSBY Greater China Investment Fund Limited	1,471	(1)	3.53 (2)	592,324
Law Lai Ping Cindy and Cheng Chun Hung	250		0.48	79,957
Cheung Fung Ngor	220		0.42	70,362
Richard J. Bell	73		0.14	23,348
Robert S. Searle	73		0.14	23,348
Willard T. Wolff	60		0.11	19,190
TOTAL	52,147	(1)	100.00%	16,800,000

(1) At conversion these Preferred Shares shall be convertible into 1,852 Ordinary Shares in accordance with the terms of the Company’s Articles.

(2) After conversion into 1,852 Ordinary Shares in accordance with the Company’s Articles.

EXHIBIT B

Name and Address of Shareholder	Number of Company Warrant Shares	New Exercise Price to purchase shares of Parent Common Stock	Number of Parent Warrant Shares
JAIC-CROSBY Greater China Investment Fund Limited	$250,000 in value	$1.25	200,000
Law Lai Ping Cindy and Cheng Chun Hung	$43,250 in value	$1.25	34,816
Cheung Fung Ngor	$37,400 in value	$1.25	29,920
Richard J. Bell	$12,410 in value	$1.25	9,928
Robert S. Searle	$12,410 in value	$1.25	9,928
Willard T. Wolff	$10,200 in value	$1.25	8,160
TOTAL			292,752

EXHIBIT C

Attached hereto is a table reflecting the Capitalization of the Parent on a fully diluted basis as of and immediately after the Closing, and before giving effect to the Financing, and the number of shares of the Parent to be held by each of the Shareholders and the stockholders of the Parent.